Exhibit 99.1

Blueprint Medicines Announces Worldwide Collaboration to Accelerate and Expand its Development of Novel Medicines in the Field of Cancer Immunotherapy

— Collaboration Combines Blueprint Medicines’ Proprietary Drug Discovery Platform and Immunokinase Expertise with Roche’s Cancer Immunotherapy Expertise —

— Blueprint Medicines to Receive $45 Million Upfront Payment and is Eligible to Receive Additional Contingent Fees and Milestone Payments—

— Blueprint Medicines to Host Conference Call Today at 8:00 A.M. ET —

CAMBRIDGE, Mass., March 15, 2016 /PRNewswire/ – Blueprint Medicines Corporation (NASDAQ: BPMC), a leader in discovering and developing highly selective kinase medicines for patients with genomically defined diseases, today announced that it has entered into a worldwide collaboration and exclusive license agreement with F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (collectively, Roche) for the discovery, development and commercialization of up to five small molecule therapeutics targeting kinases believed to be important in cancer immunotherapy.

Under the terms of the agreement, Blueprint Medicines will receive an upfront cash payment of $45 million and will be eligible to receive up to an additional approximately $965 million in contingent option fees and milestone payments related to specified research, preclinical, clinical, regulatory and sales-based milestones across all five potential programs. Of the total contingent payments, up to approximately $215 million are for option fees and milestone payments for research, preclinical and clinical development events prior to licensing across all five potential programs.  In addition, the agreement provides for specified royalties and cost sharing, which are described in more detail below.

Immunokinases are intracellular targets known to regulate numerous aspects of immune response and represent an important opportunity for potentially innovative approaches to enhance the immune system’s ability to recognize and eradicate tumor cells. To date, cancer immunotherapies have demonstrated important clinical benefits. However, most cancer immunotherapies have focused on antibodies or combinations with existing approved therapies and have not yet targeted immunokinases with small molecules.  This collaboration seeks to develop new mechanisms of modulating the tumor immune response by targeting immunokinases with the goal of enhancing response rates and broadening the utility of using cancer immunotherapies to treat additional cancer types.

“We believe Blueprint Medicines’ proprietary drug discovery platform and expertise in immunokinases, combined with our proven ability to move quickly through drug discovery, is a perfect complement to Roche’s expertise with cancer immunotherapy biology and in developing and commercializing innovative therapies,” said Jeff Albers, Chief Executive Officer of Blueprint Medicines. “Under this collaboration, Blueprint Medicines will lead preclinical research and development through Phase 1 proof of concept for all five programs and retain U.S. commercial rights for two programs. We believe this highly collaborative relationship will enable us to accelerate our efforts in the emerging field of cancer immunotherapy and to continue building a leading biotechnology company.”

The collaboration provides for the worldwide development and commercialization of immunokinases in the field of cancer immunotherapy for up to five small molecule drug candidates as single products or possibly in combination with Roche’s portfolio of therapeutics. Roche’s rights are structured as an option, triggered upon achievement of Phase I proof-of-concept, for an exclusive license to each drug candidate developed under the collaboration. Blueprint Medicines will be primarily responsible for preclinical research and conduct of clinical development for each program prior to any exercise of Roche’s option for such program. If Roche exercises an option for a program, Roche will be responsible for subsequent global development for that program through registrational clinical trials. For up to three of the five programs, if Roche exercises its option, Roche will receive worldwide commercialization rights for the licensed product. For up to two of the five programs, if Roche exercises its option, Blueprint Medicines will retain commercialization rights in the United States for the licensed product, and Roche will receive commercialization rights outside of the United States for such licensed product. Blueprint Medicines will also retain worldwide rights to any drug candidates for which Roche elects not to exercise the applicable option.

For any licensed product for which Roche retains worldwide commercialization rights, Blueprint Medicines will be eligible to receive tiered royalties ranging from low double-digits to high-teens on future net sales of the licensed product. For any licensed product for which Blueprint Medicines retains commercialization rights in the United States, Blueprint Medicines and Roche will be eligible to receive tiered royalties ranging from mid-single-digits to low double-digits on future net sales in the other party’s respective territories in which it commercializes the licensed product. Blueprint Medicines and Roche will share the costs of Phase 1 development for each collaboration target. In addition, Roche will be responsible for post-Phase 1 development costs for each licensed product for which it retains global commercialization rights, and Blueprint Medicines and Roche will share post-Phase 1 development costs for each licensed product for which Blueprint Medicines retains commercialization rights in the United States.

Conference Call Information

Blueprint Medicines will host a conference call and live audio webcast for investors at 8:00 A.M. ET today. To participate in the conference call, please dial 877-516-3348 (domestic) or 281-973-6089 (international) and refer to conference ID 63223687. A live webcast of the conference call will be available by visiting the Investors section of Blueprint Medicines' website at http://ir.blueprintmedicines.com. The archived webcast will be available on Blueprint Medicines' website approximately 2 hours after the call and will be available for 30 days following the call.

About Blueprint Medicines

Blueprint Medicines is developing a new generation of highly selective and potent kinase medicines to improve the lives of patients with genomically defined diseases. The Company's approach is rooted in a deep understanding of the genetic blueprint of cancer and other diseases driven by the abnormal activation of kinases. Blueprint Medicines is advancing three programs in clinical development for subsets of patients with gastrointestinal stromal tumors, hepatocellular carcinoma and systemic mastocytosis, as well as multiple programs in research and preclinical development. For more information, please visit www.blueprintmedicines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the collaboration and license agreement among Blueprint Medicines and Roche, including anticipated payments, as well as the future development, manufacture and commercialization of cancer immunotherapies under the agreement; Blueprint Medicines’ and Roche’s ability to successfully develop and commercialize cancer immunotherapies; and Blueprint Medicines' strategy and business plans. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to the delay of any current or planned clinical trials or the development of Blueprint Medicines' drug product candidates, including BLU-285 and BLU-554; Blueprint Medicines' advancement of multiple early-stage efforts; Blueprint Medicines' ability to successfully demonstrate the efficacy and safety of its drug product candidates; the preclinical and clinical results for Blueprint Medicines' drug product candidates, which may not support further development of such drug product candidates; and actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Blueprint Medicines' Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission (SEC) on March 11, 2016, and other filings that Blueprint Medicines may make with the SEC in the future. Any forward-looking statements contained in this press release represent Blueprint Medicines' views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Blueprint Medicines explicitly disclaims any obligation to update any forward-looking statements.

Contact:

Investor Relations:

Kristin Williams

Blueprint Medicines Corporation

617-714-6674

KWilliams@blueprintmedicines.com

Media Relations:

Dan Quinn

Ten Bridge Communications, Inc.

781-475-7974

dan@tenbridgecommunications.com